Exhibit 99.2

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:
Adam Chibib	Joseph N. Jaffoni
Chief Financial Officer	Richard Land
Multimedia Games Holding Company, Inc.	Jaffoni & Collins Incorporated
512-334-7500	212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES GRANTED MANUFACTURER’S AND
DISTRIBUTOR’S LICENSES BY NEVADA GAMING COMMISSION

AUSTIN, Texas, September 23, 2011 — Multimedia Games, Inc., a subsidiary of Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (collectively, “Multimedia Games” or the “Company”), announced today that the Nevada Gaming Commission has granted the Company manufacturer’s and distributor’s licenses and licensed members of the senior management team and the Board of Directors.  This action by the Nevada Gaming Commission is the first stage in the process to allow Multimedia Games to sell and/or lease slot machines in the State of Nevada, the largest gaming market in North America.  There are approximately 187,000 slot machines installed in facilities throughout Nevada.

Multimedia Games expects to achieve initial sales and/or placements of slot machines in Nevada in its fiscal 2013 (which begins October 2012) following the review and approval of its new gaming platform, MForce™, by the Nevada State Gaming Control Board’s Technology Division, the electronic gaming device regulatory lab for the State of Nevada.

Patrick Ramsey, President and Chief Executive Officer of Multimedia Games, commented, “We appreciate the efforts of both the Nevada Gaming Commission and the Nevada State Gaming Control Board for their consideration and approval of our license application.  Since the beginning of fiscal 2010, we have secured over 67 new licenses, and we are particularly pleased to now be licensed in Nevada, the largest gaming market in North America.  At the same time, our new proprietary games continue to generate increasing levels of customer interest and player appreciation, as reflected by increased sales and unit placements in fiscal 2011.  Through the first nine months of fiscal 2011, our unit sales and domestic installed base have increased year over year by approximately 11% and 3%, respectively.  We look forward to offering games on our new operating platform to customers in Nevada following the required evaluation and approval process.  We believe our games will provide slot players with new, unique entertainment experiences while delivering an attractive return on investment to casino operators.”

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiaries, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology.  The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words or phrases “will”, “expect”, “look forward to,” or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its business objectives, strategic plans, licensing initiatives, equipment submissions or game performance are intended to identify such forward-looking statements.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current expectations, views, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’, or its games, performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to, the failure of Multimedia Games to successfully develop or place high performing games or have its games approved by the jurisdictions, including the Nevada State Gaming Control Board’s Technology Division, market perceptions about its games, or Multimedia Games’ ability to model and timely execute any strategic plan, including any plan aimed at improving Multimedia Games’ competitive position in new or existing markets through the sale or lease of equipment, investing in, improving or expanding Multimedia Games’ installed base, diversifying into new markets, or successfully entering into new markets with available technology.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the “Risk Factors” sections of Multimedia Games’ Annual Report on Form 10-K and elsewhere in Multimedia Games’ filings with the Securities and Exchange Commission.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.  Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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